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                                                                    EXHIBIT 10.9

                              EMPLOYMENT AGREEMENT

      This Employment Agreement (the "Agreement") is made and entered into as of the 30th day of August, 2000 (the "Effective Date"), by and between FFPE, LLC, a Delaware limited liability company (the "Employer") located at 10679 Westview Parkway, San Diego, California 92126, and John Sarkisian (the "Executive"), an individual whose address is P.O. Box 970, Cardiff, California 92007. In consideration of the mutual promises made in this Agreement, Employer and Executive hereby agree as follows:

                                    ARTICLE I

                          TERM AND PLACE OF EMPLOYMENT

      Section 1.1 SPECIFIED PERIOD. Employer hereby employs Executive, and Executive hereby accepts employment with Employer, for a period of three (3) years, beginning on the Effective Date and, unless sooner terminated in accordance with the terms and provisions hereof, terminating on August __, 2003 (which period, as so terminated, shall be referred to as the "Employment Term").

      Section 1.2 LOCATION. Unless Executive and Employer agree otherwise, Executive shall perform the services required hereunder at Employer's offices located at 10679 Westview Parkway, San Diego, California, 92126 or at such other location as may be designated by Employer, and shall spend such time at Employer's operating facilities and travelling on business of Employer as Employer shall from time to time reasonably deem necessary.

                                   ARTICLE II

                       DUTIES AND OBLIGATIONS OF EXECUTIVE

      Section 2.1 GENERAL DUTIES AND SERVICES. During the Employment Term, Executive shall serve as the CEO of Employer. In such capacity, Executive will render such services of an executive and administrative nature to Employer, its divisions and Affiliates (which is defined for purposes of this Agreement to include any current or future company or other entity controlled by Employer) as are normally and customarily vested in the office of President/CEO of a corporation and such other or different duties consistent with Executive's office as Employer may from time to time assign, subject always to the direct supervision of the Manager of Employer ("Manager") and the general supervision of the President and Chief Executive Officer of Sizzler International, Inc. (the "Sizzler CEO"). Set forth on Schedule B is a list of specific rights of the Executive, which are not intended to be exclusive. In the performance of such services, Executive shall at all times (i) faithfully, industriously



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and to the best of his ability, experience and talents perform all of the duties that may be required of and from him pursuant to the terms and provisions of this Agreement; and (ii) subject to the direct supervision of the Manager and the general supervision of the Sizzler CEO, perform all appropriate duties and responsibilities necessary to the effective and efficient operations of Employer. Further, Executive agrees to abide by all policies of Employer and Sizzler and to, from time to time as requested by the Sizzler CEO, execute commercially reasonable agreements and certifications with respect to confidentiality, conflict of interest, proprietary information and Sizzler's code of business conduct. During the first year of this Agreement, Executive hereby agrees not to grant salary increases, bonuses or other compensation awards outside of the customary and usual practice associated with the Oscar's restaurant business; except for stock options which shall be eliminated. Executive shall not be required to reduce benefits to employees during the first year. In the second and third years, Executive will submit recommended salary increases, bonuses and other compensation awards to Manager for its review, according to the guidelines set by Sizzler for similarly situated employees.

      Section 2.2 PROPRIETARY INFORMATION. Executive expressly acknowledges that his position with the Company is one of the highest trust and confidence both by reason of his position and by reason of his access to and contact with the trade secrets and confidential and proprietary business information of Employer. Accordingly, Executive hereby covenants and agrees as follows with respect to both the Employment Term and thereafter:

            2.2.1 Executive shall use his diligent efforts to protect and safeguard the trade secrets and confidential and proprietary information of Employer, including, without limitation, its technical data, records, compilations of information, processes, inventions, formulae, know how, customer lists, supplier lists, products, services, business plans, marketing plans, and opportunities;

            2.2.2 Executive shall not disclose any such trade secrets or confidential and proprietary information to any third party whatsoever; except for disclosures made in good faith and in furtherance of Employer's interests during the course of his employment by Employer;

            2.2.3 Executive shall not use, directly or indirectly, for his own benefit or for the benefit of any person other than the Company, any of such trade secrets or confidential and proprietary information.

      Notwithstanding anything to the contrary in this Section 2.2, no information shall be considered confidential which (i) is or becomes publicly available or known in the relevant trade or industry other than as a result of acts by Executive in breach of this Agreement, (ii) is disclosed to Executive by a third party on a non-confidential



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basis not in breach of any obligation of confidentiality, or (iii) is required to be disclosed by law.

      Section 2.3 OWNERSHIP OF BOOKS, RECORDS AND PAPERS. All records, books, correspondence, memoranda, notes, files, charts, drawings, specifications, studies, formulae and other documents relating in any manner whatsoever to Employer's business operations or those of Sizzler International, Inc. and its affiliates which come or have heretofore come into Executive's possession shall remain the exclusive property of Employer and Executive shall deliver all such materials and property to Employer upon the termination of Executive's employment hereunder, or at any other time upon the request of Employer.

      Section 2.4 CERTAIN REMEDIES OF EMPLOYER. Notwithstanding anything to the contrary in this Agreement, the covenants set forth in this Article II shall survive and continue to be binding upon Executive, notwithstanding the termination of his employment with Employer for any reason whatsoever. The covenants and agreements set forth in this Article II shall be deemed and construed as separate agreements, independent of any other covenants, agreements or provisions set forth in this Agreement. The existence of any claim or cause of action by the Executive against the Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Employer of any or all of such independent covenants and agreements. The Executive acknowledges and agrees that in the event of a breach or threatened breach of the provisions of this Article II by the Executive, Employer will suffer irreparable harm which would not be adequately compensated in damages in an action at law. Accordingly, in addition to such other remedies to which Employer may be entitled and notwithstanding anything to the contrary herein, Employer shall be entitled to specific performance and/or injunctive relief.

                                   ARTICLE III

                             OBLIGATIONS OF EMPLOYER

      Section 3.1 GENERAL DESCRIPTION. During the Employment Term, Employer shall provide Executive with the compensation, incentives, benefits, and business expense reimbursements specified in this Agreement.

      Section 3.2 OFFICE AND STAFF. During the Employment Term, Employer shall provide Executive with an office, secretarial help, office equipment, supplies, and other facilities adequate for the performance of his duties.



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                                   ARTICLE IV

                            COMPENSATION OF EXECUTIVE

      Section 4.1 ANNUAL SALARY. As compensation for the services to be performed pursuant to this Agreement, Executive shall receive a salary at the rate of $200,000.00 per annum, payable not less than semi-monthly and otherwise in accordance with Employer's customary practice for its executive officers. Executive shall be eligible for consideration for such increases in salary and bonuses and stock options as determined by Manager's Board of Directors, based upon the amounts made available by the Manager for other similarly situated employees having similar responsibility.

      Section 4.2 TAX WITHHOLDING. Employer shall have the right to deduct or withhold from the compensation due to Executive under this Agreement any and all sums required for federal income and Social Security taxes and all state or local taxes now applicable or that may be enacted and become applicable in the future.

                                    ARTICLE V

                               EXECUTIVE BENEFITS

      Section 5.1 ANNUAL VACATION. Executive shall be entitled to vacation time each year with full pay and benefits, consistent with the Employer's policy for similar executives, as may be in effect from time to time. See Schedule A, attached hereto, for the current schedule of benefits.

      Section 5.2 ILLNESS. Executive shall be entitled to sick leave with full pay and benefits, consistent with Employer's policy for similar executives as may be in effect from time to time. See Schedule A.

      Section 5.3 AUTOMOBILE ALLOWANCE. During the Employment Term, Employer shall provide Executive with a monthly automobile allowance consistent with the Employer's policy for similar executives, as may be in effect from time to time. See Schedule A.

      Section 5.4 MEDICAL AND DISABILITY COVERAGE. During the Employment Term, Employer agrees that, if and to the extent Employer provides the same to other executive officers of Employer, Employer will provide Executive with participation in health, dental or other medical insurance plan, disability plan, life insurance plan or any other employee benefit plan from time to time in force on terms no less favorable than those provided to such other executive officers. See Schedule A.



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                                   ARTICLE VI

                                BUSINESS EXPENSES

      Section 6.1 REIMBURSEMENT OF OTHER BUSINESS EXPENSES.

            6.1.1 Employer shall promptly reimburse Executive, in accordance with Employer's policies from time to time in effect, for all reasonable and customary business expenses incurred by Executive in connection with the business of Employer.

            6.1.2 Each such expenditure shall be reimbursable only if it is of a nature qualifying it as a proper deduction on the federal and state income tax return of Employer.

            6.1.3 Each such expenditure shall be reimbursable only if Executive furnishes to Employer adequate records and other documentary evidence required by federal and state statutes and regulations issued by the appropriate taxing authorities for the substantiation of each such expenditure as an income tax deduction.

                                   ARTICLE VII

                            TERMINATION OF EMPLOYMENT

      Section 7.1 TERMINATION FOR CAUSE. Employer shall have the right, exercisable immediately upon written notice, to terminate Executive's employment for "Cause."

               7.1.1 DEFINITION OF CAUSE. As used herein, "Cause" means any of the following: (A) illegal use of narcotics; (B) habitual public drunkenness by Executive which materially and adversely affects Executive's performance under this Agreement; (C) Executive is convicted by a court of competent jurisdiction, or pleads "no contest" to, a felony involving moral turpitude; (D) Executive engages in fraud, embezzlement or any other illegal conduct substantially detrimental to the business or reputation of Employer, regardless of whether such conduct is designed to defraud Employer or others; (E) Executive intentionally imparts material confidential information relating to Employer or its business to competitors or to other third parties other than in the course of carrying out Executive's duties; (F) beginning at any time after the fifth full Fiscal Quarter after the date hereof, the failure of FFPE, LLC's Cumulative Restaurant EBITDA to be at least equal to 75% of the projected Cumulative Restaurant EBITDA for such cumulative period following the date hereof as set forth in the Business Plan, as such terms are defined in the Credit Agreement dated as of even date herewith; and (G) Executive refuses to perform his duties hereunder or otherwise breaches any



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material covenant, warranty or representation of this Agreement, and, except for any conduct described in clauses (A) through (E) of this Section 7.1.1, fails to cure such breach (if such breach is then capable of being cured) within 30 business days following written notice thereof specifying in reasonable detail the nature of such breach, or if such breach is not capable of being cured in such time, a cure shall not have been diligently initiated within such 30 business day period.

            7.1.2 EFFECT OF TERMINATION. Upon termination in accordance with this Section 7.1.2, Executive shall be entitled to no further compensation hereunder other than the Base Salary and other benefits accrued hereunder through, but not including, the effective date of such termination. Employer's exercise of its right to terminate for Cause shall be without prejudice to any other remedy to which it may be entitled at law, in equity or under this Agreement.

      Section 7.2 VOLUNTARY TERMINATION. Executive may terminate his employment at any time by giving no less than 30 days' written notice to Employer. Upon termination in accordance with this Section 7.2, Executive shall be entitled to no further compensation hereunder other than the Base Salary and other benefits accrued hereunder through, but not including, the effective date of such termination.

      Section 7.3 TERMINATION DUE TO DEATH OR DISABILITY. This Agreement shall automatically terminate upon the death of Executive. In addition, if any disability or incapacity of Executive to perform his duties as the result of any injury, sickness or physical, mental or emotional condition continues for a period of 60 consecutive days or a total of 90 days in any 12-month period, Employer may terminate Executive's employment upon written notice to Executive. Upon termination in accordance with this Section 8(c), Executive (or Executive's estate, as the case may be) shall be entitled to (i) no further compensation hereunder other than the Base Salary and other benefits accrued hereunder through, but not including, the date of death or, in the case of disability, the date disability is determined as set forth above.

      Section 7.4 EXCLUSIVE REMEDY. The payments contemplated by this Agreement shall constitute Executive's exclusive and sole remedy for any claim for payments or wages that Executive might otherwise have against Employer under this Agreement which, but for Executive's termination of employment by Employer hereunder, might otherwise be due and payable by Employer to Executive. Executive covenants not to assert or pursue any such remedies, other than an action to enforce the payments due to Executive under this Agreement.



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                                  ARTICLE VIII

                               GENERAL PROVISIONS

      Section 8.1 NOTICES. Any notices to be given under this Agreement by either party to the other shall be in writing and may be transmitted by personal delivery or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses appearing in the introductory paragraph of this Agreement, but each party may change that address by written notice in accordance with this Section
8.01. Notices delivered personally shall be deemed communicated as of the date of actual receipt; mailed notices shall be deemed communicated as of three (3) days after the date of mailing.

      Section 8.2 ATTORNEYS' FEES AND COSTS. In the event of any litigation, arbitration or other dispute arising as a result of or by reason of this Agreement, the prevailing party in any such litigation, arbitration or other dispute shall be entitled to, in addition to any other damages assessed, its reasonable attorneys' fees, and all other costs and expenses incurred in connection with settling or resolving such dispute. The attorneys' fees which the prevailing party is entitled to recover shall include fees for prosecuting or defending any appeal and shall be awarded for any supplemental proceedings until the final judgment is satisfied in full. In addition to the foregoing award of attorneys' fees to prevailing party, the prevailing party in any lawsuit or arbitration proceeding on this Agreement shall be entitled to its reasonable attorneys' fees incurred in any post judgment proceedings to collect or enforce the judgment. This attorneys' fees provision is separate and several and shall survive the merger of this Agreement into any judgment.

      Section 8.3 ENTIRE AGREEMENT. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the terms and conditions of Employer's employment of Executive by Employer and contains all of the covenants and agreements between the parties with respect to the terms and conditions of that employment. Each party to this Agreement acknowledges that no representation, inducement, promise, or agreement, oral or otherwise, relating to the terms and conditions of Executive's employment has been made by any party, or anyone acting on behalf of any party, which are not embodied in this Agreement, and that no other agreement, statement, or promise relating to such subject matter not contained in this Agreement shall be valid or binding on either party.

      Section 8.4 MODIFICATIONS. Any modification of this Agreement will be effective only if it is in writing and signed by the party to be charged.

      Section 8.5 EFFECT OF WAIVER. The failure of either party to insist on strict compliance with any of the terms, covenants, or conditions of this Agreement by the



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other party shall not be deemed a waiver of that term, covenant, or condition, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times.

      Section 8.6 PARTIAL INVALIDITY. If any provision in this Agreement is held by a court of competent jurisdiction or pursuant to an arbitration conducted pursuant to Section 8.9 of this Agreement to be invalid, void, or unenforceable, the remaining provisions hereof shall nevertheless continue in full force without being impaired or invalidated in any way.

      Section 8.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be performed entirely within the state of California except with regard to California's choice of law principles.

      Section 8.8 SUMS DUE DECEASED EXECUTIVE. If Executive dies prior to the expiration of the term of his employment, any sums that may be due him from Employer under this Agreement as of the date of death shall be paid to Executive's executors, administrators, heirs, personal representatives, successors, and assigns.

      Section 8.9 ARBITRATION OF DISPUTES. Except only as otherwise provided below, either party hereto may require the arbitration of any dispute arising under or in connection with this Agreement. Such party may initiate and require arbitration by giving notice to the other party specifying the matter to be arbitrated. If legal action is already pending on any matter concerning which the notice is given, the notice shall not be effective unless given by the defendant therein and given before the expiration of twenty (20) days after service of process on the person giving the notice. Except as provided to the contrary in these provisions on arbitration, the arbitration shall be in conformity with and subject to applicable rules and procedures of the American Arbitration Association (or any successor thereto). If the American Arbitration Association is not then in existence and there is no successor, or if for any reason the American Arbitration Association fails or refuses to act, the arbitration shall be in conformity with and subject to the provisions of applicable California statutes (if any) relating to arbitration at the time of the notice. The arbitrators shall be bound by this Agreement. Pleadings in any action pending on the same matter shall, if arbitration is required as aforesaid, be deemed amended to limit the issues to those contemplated by the rules prescribed above. Each party shall pay the costs of arbitration, including arbitrator's fees, as awarded by the arbitrator(s). The number and selection of arbitrator(s) shall be in accordance with the rules prescribed above, except that (a) each arbitrator selected shall be neutral and familiar with the principal subject matter of the issues to be arbitrated, (b) the testimony of witnesses shall be given under oath, and (c) depositions and other discovery may be ordered by the arbitrator(s). Notwithstanding anything to the contrary in this Section 8.9, the parties hereto shall



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have the right at all times to resort to any court of competent jurisdiction to seek and obtain any equitable, extraordinary and/or other remedies to which they may be entitled but which would be beyond the authority of the arbitrators hereunder to grant.

      NOTICE: By initialing in the space below you are agreeing, except only to the extent provided to the contrary above, to have any dispute arising out of the matters included in the "arbitration of disputes" provision decided by neutral arbitration and you are giving up any rights you might possess to have the dispute litigated in a court or jury trial. By initialing in the space below you are giving up your judicial rights to discovery and appeal, unless such rights are specifically included in the "arbitration of disputes" provision. If you refuse to submit to arbitration after agreeing to this provision you may be compelled to arbitrate under the authority of the applicable state statute. Your agreement to this arbitration provision is voluntary.

      We have read and understand the foregoing and, except as otherwise permitted above, agree to submit disputes arising out of the matters included in the "arbitration of disputes" provision to neutral arbitration.

Initials:       /s/ JOHN SARKISIAN        /s/ JOHN SARKISIAN
                --------------------      --------------------
                      Employer                   Executive

      Section 8.10 WAIVER OF JURY TRIAL. With respect to any dispute arising under or in connection with this Agreement, as to which neither party hereto invokes the right to arbitration hereinabove provided, or as to which legal action nevertheless occurs, each party hereto hereby irrevocably waives all rights it may have to demand a jury trial. This waiver is knowingly, intentionally, and voluntarily made by the parties hereto and each party acknowledges that neither the other party hereto nor any person acting on behalf of the other party has made any representation of fact to induce this waiver of trial by jury or in any way to modify or nullify its effect. The parties hereto each further acknowledge that they have been represented (or have had the opportunity to be represented) in the signing of this Agreement and in the making of this waiver by independent legal counsel, selected of its own free will, and that it has had the opportunity to discuss this waiver with counsel. The parties hereto each further acknowledges that it has read and understands the meaning and ramifications of this waiver provision.



Initials:       /s/ JOHN SARKISIAN        /s/ JOHN SARKISIAN
                --------------------      --------------------
                      Employer                   Executive



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      Section 8.11 UNDERSTANDING OF AGREEMENT. Executive states that he has carefully read this Agreement, that he has had sufficient time and opportunity to consider its terms and to obtain legal advice, if desired, that he fully understands its final and binding effect, that the only promises made to him to sign this Agreement are those stated above, and that he is signing this Agreement voluntarily.

      Executed as of August 30, 2000.


EMPLOYER:                                 EXECUTIVE:

FFPE, LLC
a Delaware limited liability company


/s/  JOHN SARKISIAN                       /s/  JOHN SARKISIAN
-------------------------------------     -------------------------------------
John Sarkisian, CEO                       John Sarkisian



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                             CHIEF EXECUTIVE OFFICER

                                 JOHN SARKISIAN

Annual Base Salary:                 $200,000 (biweekly payroll)

Bonus Potential:                    20% of base salary, paid quarterly

Vacation:                           Per Vacation Policy
                                    (5 days after 1 year of service; 10 days
                                    after 2 years of service; 1 additional day
                                    after each additional year of service; caps
                                    at 15 days per year)

Illness:                            Per Sick Leave Policy
                                    (5 paid sick days per year)

Auto Allowance:                     Monthly taxable auto allowance of $500

Medical/Dental:                     Company paid for executive and dependents

Life Insurance:                     $50,000 coverage for executive company paid

Long Term Disability:               Company paid

401(k):                             Per plan; match 10%

Flexible Spending
Account (Sect 125):                 Per Plan



                                   Schedule A
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                                SCHEDULE B TO THE
                     EMPLOYMENT AGREEMENT OF JOHN SARKISIAN

      Pursuant to Section 2.1 of the Employment Agreement and by way of example and not by way of limitation upon John Sarkisian's authority as Chief Executive Officer, during the Employment Term and without the permission of John Sarkisian, there shall be:

      1. No change in the price of food, products or any change in the level of services offered by FFPE, LLC;

      2. No reduction in the personnel of FFPE, LLC either in the aggregate or on a restaurant by restaurant basis;

      3. No change in the food, product lines and services offered by FFPE, LLC;

      4. No reduction in the number of new restaurants to be opened pursuant to the Business Plan so long as FFPE, LLC is entitled to request drawdowns under the Credit Agreement dated May 23, 2000, between Sizzler International, Inc., S&C Company, Inc., and FFPE, LLC.

      Nothing set forth above shall restrict or limit the power or authority of the Board of Directors of Sizzler International, Inc. to determine and establish limits on the authority of John Sarkisian comparable to those imposed on other divisional presidents and chief executive officers; provided, however, that John Sarkisian shall be entitled to request consideration of any decision made by the Chief Executive Officer of Sizzler to make any change or take any action specified in Items 1 through 4 above, which action or change has been made without John Sarkisian's consent.



                                   Schedule B